Exhibit 5.1

12235 El Camino Real, Suite 200 San Diego, CA 92130-3002 PHONE 858.350.2300 FAX 858.350.2399 www.wsgr.com

March 11, 2015

MaxLinear, Inc.

5966 La Place Court, Suite 100

Carlsbad, California 92008

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”) of MaxLinear, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share, to be issued in connection with the merger of Excalibur Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, with and into Entropic Communications, Inc., a Delaware corporation pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of February 3, 2015 (the “Merger Agreement”), by and among the Company, Entropic Communications, Inc., Excalibur Acquisition Corporation, and Excalibur Subsidiary, LLC, as described in the Registration Statement (the “Transaction”).

As counsel to the Company in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance of the Shares in the Transaction. We have relied, without independent verification, on information obtained from certain of the Company’s officers as to matters of fact material to the opinions set forth below.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, when (i) the Registration Statement has been declared effective by the Securities and Exchange Commission, and (ii) the Shares are issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion on any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware, and the federal securities laws of the United States of America.

This opinion is furnished to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement, including the joint proxy statement/prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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